Exhibit 10.49

October [               ], 2020

Re: Transaction Bonus and Supplemental Bonus

Dear Jm:

Aris Mortgage Holding Company, LLC, a Delaware limited liability company (the “Company”), A-A Mortgage, and the Investor are pleased to inform you that, subject to the terms and conditions of this letter agreement (this “Agreement”), you will be entitled to receive a special bonus in an amount specified in Part I or Part II below (the “Transaction Bonus”) and an additional bonus in an amount specified in Part III below (the “Supplemental Bonus”), in each case, upon the first to occur of a Sale or an IPO on or before the Outside Date (the first to occur, a “Transaction”).  Certain terms used in this Agreement are defined in Part V of this Agreement.  Please indicate your acceptance of the terms and conditions of this Agreement by returning a signed copy to my attention no later than October [     ], 2020.  If this Agreement is not executed and returned by such date, it will automatically expire and will no longer be capable of acceptance.

You will be eligible to receive the Transaction Bonus only with respect to the first Transaction to occur after the date of this Agreement.  The occurrence of a Transaction is dependent upon numerous factors, some outside the control of the Company, and therefore there can be no guarantee that a Transaction will be consummated.  In the event that (i) a Transaction is an IPO, and the Transaction is not consummated on or before March 31, 2021 or (ii) a Transaction is a Sale, and (a) a definitive agreement (which, if consummated, would constitute a Sale) is not executed on or before March 31, 2021, (b) such Sale is not consummated prior to the termination date set forth in a definitive agreement, or (c) a definitive agreement is otherwise terminated prior to the consummation of a Sale (March 31, 2021, or such later prescribed date or termination date per the definitive agreement in connection with a Sale, the “Outside Date”), then, notwithstanding anything in this Agreement to the contrary, this Agreement (including Exhibit B) and all provisions herein will terminate automatically as of the Outside Date without further action, and accordingly all of your and the Company’s respective rights, obligations and interest hereunder (including all of your obligations, all of the Company’s rights under Exhibit B and the Company’s obligation to make any payment of the Transaction Bonus or the Supplemental Bonus) shall expire automatically; provided that the first sentence of Section 2 (solely with respect to breaches thereof prior to the Outside Date) and Sections 3 and 7-12 of Part IV, Part V and Exhibit B hereof (solely with respect to breaches thereof prior to the Outside Date) shall survive such termination and expiration.  In the event a Transaction is not consummated (or, in the case of a Sale, no definitive agreement (which, if consummated, would constitute a Sale) is executed) on or before December 31, 2020, the Investor agrees to present a long-term incentive plan or other similar arrangement (under which you would be expected to participate) to the Company’s management team by January 31, 2021.

To receive the Transaction Bonus, (i) unless your employment or engagement with the Company or one of its affiliates is earlier terminated by the Company or its affiliate, as applicable, without Cause or is earlier terminated due to your death or Disability, you must remain an active employee of the Company or an affiliate thereof in good standing through the date that a Transaction is consummated (and, as of such date, have not given notice of your intent to resign) and (ii) you (or your beneficiary or estate, in the event of your death) must execute and return (and not revoke, to the extent permitted by its terms) a waiver and general release (the “Release”) of the Company, the Investor, each of their respective affiliates, and certain other entities and persons in a form that is customary and reasonably satisfactory to the Company within forty-five (45) days (or such shorter period designated by the Company) following a Transaction and, to the extent requested by the Company, upon or in connection with each subsequent payment of any portion of the Transaction Bonus (including, for example, in respect of any contingent post-closing payments following a Sale (e.g., the payment of any earn-out, the release of any amount from escrow and the payment of any amount remaining from the members’ representative holdback).  If your employment with the Company or its affiliates terminates prior to the consummation of a Transaction for any reason other than due to death, Disability, or termination by the Company or its affiliate without Cause, or any of the other conditions set forth in this Agreement (including Exhibit B) have not been satisfied (other than a de minimis breach of Section 12 of Part IV hereof or Section 1(a) of Exhibit B, in each case as determined by the Board of Managers of the Company (or following the consummation of a Sale, A-A Mortgage or its designee) (the “Board”) in its sole, good faith discretion), you acknowledge and agree that you will not receive any portion of the Transaction Bonus or any other compensation in lieu thereof.  For the avoidance of doubt, no termination of your employment after the date of the consummation of a Transaction shall disqualify you from receiving, or otherwise affect your right to receive, the Transaction Bonus.

I.                                        TRANSACTION IS SALE

In the event of the consummation of a Transaction on or prior to the Outside Date which is a Sale, you (or your beneficiary or estate, in the event of your death) will be entitled to a Transaction Bonus, subject to the terms and conditions contained herein (the “Sale Bonus”).  The amount of the Sale Bonus will be equal to the product of (i) thirty percent (30%) and (ii) the Gross Sale Proceeds Pool, minus the aggregate value (as determined in the Board’s sole discretion), as of the Sale, of any outstanding “Class T1 Units” and “Class P1 Units” of the Company awarded to you pursuant to that certain Aris Mortgage Holding Company, LLC 2015 Profits Units Plan.  Solely for illustrative purposes, Exhibit A-1 hereto includes an example of the amount of the Sale Bonus to which you (or your beneficiary or estate, in the event of your death) would become entitled under certain hypothetical facts enumerated therein.

The Sale Bonus will be paid by the Company or one of its subsidiaries in cash at or as soon as reasonably practicable after the date payment is made to equity holders generally, but in all events no later than sixty (60) days following the Sale (or, in the case of any post-closing payments in connection with a Sale (e.g., the payment of any earn-out, the release of any amount from escrow and the payment of any amount remaining from the members’ representative holdback), on the same schedule and subject to the same terms and conditions as the consideration payable in connection with the Sale to other equity holders); provided, that you (or your beneficiary or estate, in the event of your death) will not be entitled to payment of any amounts with respect to the Sale Bonus after the fifth (5th) anniversary of the Sale.  All payments to you of the Sale Bonus will be subject to applicable tax withholding (as provided in Section 5 of Part IV hereof), and the Company or the applicable subsidiary shall cause such tax withholding to be made.

Notwithstanding anything in this Agreement to the contrary, you acknowledge and agree that in the event that, following the payment to you of any portion of the Sale Bonus, (i) an adjustment is made to the value of Gross Sale Proceeds, Sale Proceeds, or any component(s) thereof to take into account finalized valuations or other determinations and (ii) as a result, you would be entitled to a lesser Sale Bonus hereunder under such adjusted Gross Sale Proceeds amount, you agree to pay A-A Mortgage or its designee as soon as practicable, but no later than sixty (60) days, after notice of such adjustment the difference between (a) the amount of the Sale Bonus you received based on the preliminary or initial Gross Sale Proceeds or Sale Proceeds amount, minus the amount of the Sale Bonus you should have received under this Agreement based on the adjusted Gross Sale Proceeds Amount.

II.                                   TRANSACTION IS IPO

In the event of the consummation of a Transaction on or prior to the Outside Date which is an IPO, you (or your beneficiary or estate, in the event of your death) will be entitled to a Transaction Bonus, subject to the terms and conditions contained herein (the “IPO Bonus”).  The amount of the IPO Bonus will be equal to the product of (i) thirty percent (30%) and (ii) the Gross IPO Pool, minus the aggregate value (as determined in the Board’s sole discretion), as of the IPO, of any outstanding “Class T1 Units” and “Class P1 Units” of the Company awarded to you pursuant to that certain Aris Mortgage Holding Company, LLC 2015 Profits Units Plan. In addition to the service-based vesting conditions described above, (i) eight and three-tenths percent (8.3%) of the IPO Bonus shall be subject to your continued active employment by the Company or an affiliate thereof in good standing through the first anniversary of the IPO (and, as of such date, not giving notice of your intent to resign other than notice of your intent to enter into Retirement) (the “First Tranche”), (ii) eight and three-tenths percent (8.3%) of the IPO Bonus shall be subject to your continued active employment by the Company or an affiliate thereof in good standing through the second anniversary of the IPO (and, as of such date, not giving notice of your intent to resign other than notice of your intent to enter into Retirement) (the “Second Tranche”), and (iii) eight and four-tenths percent (8.4%) of the IPO Bonus shall be subject to your continued active employment by the Company or an affiliate thereof in good standing through the third anniversary of the IPO (and, as of such date, not giving notice of your intent to resign other than notice of your intent to enter into Retirement) (the “Third Tranche”); provided, however, that if your employment or engagement with the Company or one of its affiliates is earlier terminated (x) by the Company or its affiliate, as applicable, without Cause, (y) due to your death, Disability or Retirement or (z) due to your resignation for Good Reason, then you (or your beneficiary or estate, in the event of your death) will continue to remain eligible to receive the bonus in accordance with the payment schedule set forth below (the portions of the IPO Bonus paid pursuant to clauses (i), (ii), and (iii), the “Post-Closing IPO Bonus” and any portion of the IPO Bonus that is not a Post-Closing IPO Bonus, the “Closing IPO Bonus”); provided, further that you will execute any further agreements or documents reasonably requested to effectuate the payment or settlement of the Post-Closing IPO Bonus consistent with the schedule described herein. Solely for illustrative purposes, Exhibit A-2 hereto includes an example of the amount of the IPO Bonus to which you (or your beneficiary or estate, in the event of your death) would become entitled under certain hypothetical facts enumerated therein.

The Closing IPO Bonus will be paid or settled no later than sixty (60) days following the date of the IPO; provided, that in no event will the Closing IPO Bonus be paid or settled before January 1, 2021 or after December 31, 2021. The Post-Closing IPO Bonus will be paid or settled no later than sixty (60) days following the applicable vesting date; provided, that in no event will the First Tranche be paid or settled before January 1, 2022 or after December 31, 2022, or the Second Tranche be paid or settled before January 1, 2023 or after December 31, 2023, or the Third Tranche be paid or settled before January 1, 2024 or after December 31, 2024.  The Company reserves the right to settle such payments in cash or in the form of equity securities or equity-based awards of the Company (or its successor) or, if applicable, the Alternative Issuer, based on the initial price per equity security that such equity securities are sold to the public in the IPO, in each case, as the Company determines in its sole discretion and subject to applicable securities and tax regulations.

III.                              SUPPLEMENTAL BONUS

In addition to the Transaction Bonus, in the event of the consummation of a Transaction on or prior to the Outside Date which is an IPO or a Sale, you (or your beneficiary or estate, in the event of your death) will be eligible to receive the Supplemental Bonus in an amount equal to $2,000,000. You will be eligible to receive the Supplemental Bonus only with respect to the first Transaction to occur after the date of this Agreement.  To receive the Supplemental Bonus, (i) unless your employment or engagement with the Company or one of its affiliates is earlier terminated by the Company or its affiliate, as applicable, without Cause or is earlier terminated due to your death or Disability, you must remain an active employee of the Company or an affiliate thereof in good standing through the date that a Transaction is consummated (and, as of such date, have not given notice of your intent to resign) and (ii) you (or your beneficiary or estate, in the event of your death) must execute and return (and not revoke, to the extent permitted by its terms) a Release of the Company, the Investor, each of their respective affiliates, and certain other entities and persons in a form that is customary and reasonably satisfactory to the Company and A-A Mortgage within forty-five (45) days (or such shorter period designated therein) following a Transaction.  If your employment with the Company or its affiliates terminates prior to the consummation of a Transaction for any reason other than due to death, Disability, or termination by the Company or its affiliate without Cause, or any of the other conditions set forth in this Agreement (including Exhibit B) have not been satisfied (other than a de minimis breach of Section 12 of Part IV hereof or Section 1(a) of Exhibit B, in each case as determined by the Board in its sole, good faith discretion), you acknowledge and agree that you will not receive any portion of the Supplemental Bonus or any other compensation in lieu thereof.

If the Transaction is a Sale, the Supplemental Bonus will be paid by the Company or one of its subsidiaries in cash at or as soon as reasonably practicable, but in all events no later than sixty (60) days following, the Sale. If the Transaction is an IPO, the Supplemental Bonus will be paid or settled no later than sixty (60) days following the date of the IPO; provided, that in no event will the Supplemental Bonus be paid or settled before January 1, 2021 or after December 31, 2021; provided, further, that the Company reserves the right to settle such payments in cash or in the form of equity securities or equity-based awards of the Company (or its successor) or, if applicable, the Alternative Issuer, based on the initial price per equity security that such equity securities are sold to the public in the IPO, in each case, as the Company determines in its sole discretion and subject to applicable securities and tax regulations. All payments to you of the Supplemental Bonus will be subject to applicable tax withholding (as provided in Section 5 of Part IV hereof), and the Company or the applicable subsidiary shall cause such tax withholding to be made.

* * *

To the extent the IPO Bonus or the Supplemental Bonus is settled in equity securities or equity-based awards, the equity securities or equity-based awards will be subject to customary restrictions on the disposition of shares consistent with those imposed on the Investor (whether by the underwriter or otherwise).  In particular, you hereby agree as a condition of your receipt of the IPO Bonus and the Supplemental Bonus, that you (or your beneficiary or estate, in the event of your death) (i) will not affect any public sale or distribution of any equity securities of the Company, or, if applicable, the Alternative Issuer, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to and the one hundred and eighty (180) days after the effectiveness of the IPO (or such longer or shorter period as may be requested in writing by the managing underwriter and agreed to in writing by the Company, the Alternative Issuer, or the Investor) (the “Market Standoff Period”), except as part of such underwritten registration or a secondary offering if otherwise permitted, and (ii) will execute any further letters, agreements and/or other documents reasonably requested by the Company or its underwriters.  You further acknowledge that the Company, the Alternative Issuer, or the Investor may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.  In addition, you (or your beneficiary or estate, in the event of your death) will be required to hold any equity securities received in settlement of the IPO Bonus or the Supplemental Bonus (including equity securities acquired upon the exercise or vesting of an equity-based award granted in settlement of the IPO Bonus or the Supplemental Bonus) so long as the Investor retains equity interests in the Company (or its successor) or, if applicable, the Alternative Issuer, and, following the Market Standoff Period, you (or your beneficiary or estate, in the event of your death) will be able to dispose of such equity securities commensurate with dispositions by the Investor of such Investor’s equity interests in the Company (or its successor) or, if applicable, the Alternative Issuer, as further described in the grant agreement to be received in connection with any equity settlement of the IPO Bonus or the Supplemental Bonus (the “Investor Transfer Restrictions”); provided; however, that such Investor Transfer Restrictions shall no longer be in effect commencing on the third anniversary of the IPO.

All payments to you of the IPO Bonus or the Supplemental Bonus will be subject to applicable tax withholding (as provided in Section 5 of Part IV hereof), and the Company or the applicable affiliate shall cause such withholding of shares that otherwise would be delivered to you to be made.  To the extent that the IPO Bonus or the Supplemental Bonus is settled in equity securities or equity-based awards, for purposes of calculating the amount of such withholding, (i) for U.S. federal income tax purposes, (a) if the amount of the IPO Bonus or the Supplemental Bonus (as applicable), together with other supplemental wage payments previously made to you during the calendar year in which the IPO Bonus or the Supplemental Bonus (as applicable) is paid, is greater than $1,000,000, then pursuant to Treasury Regulation Section 31.3402(g)-1(a)(4)(iv), the Company or the applicable affiliate shall subject the entire amount of such IPO Bonus or the Supplemental Bonus (as applicable) to “mandatory flat rate withholding” (as described in Treasury Regulation Section 31.3402(g)-1(a)(2)) at a rate equal to the highest rate of tax applicable under Section 1 of the Internal Revenue Code of 1986, as amended (the “Code”) for the tax year of such payment and (b) if the amount of the IPO Bonus or the Supplemental Bonus (as applicable), together with other supplemental wage payments previously made to you during the calendar year in which the IPO Bonus or the Supplemental Bonus (as applicable) is paid, is equal to or less than $1,000,000, then the Company or the applicable affiliate shall withhold an amount determined pursuant to Treasury Regulation Section 31.3402(g)-1(a)(6) and (ii) for California state income tax purposes, pursuant to California Unemployment Insurance Code Section 13043, to the extent such IPO Bonus or the Supplemental Bonus (as applicable) is not paid at the same time as regular wages, the Company or the applicable affiliate shall withhold an amount equal to the greater of the amount determined pursuant to California Unemployment Insurance Code Section 13043(d)(1) or California Unemployment Insurance Code Section 13043(d)(2), as reasonably determined by the Company or the applicable affiliate.  For the avoidance of doubt, except as required by applicable law, to the extent that the IPO Bonus or the Supplemental Bonus is settled in equity securities or equity-based awards, the Company or the applicable affiliate shall (i) determine the number of equity securities to be withheld to satisfy applicable tax obligations pursuant to this paragraph and (ii) determine and subsequently report to the applicable taxing authorities the amount of your taxable income with respect to such IPO Bonus or the Supplemental Bonus (as applicable), in each case, using the same price per equity security.

IV.                               GENERAL PROVISIONS, TERMS, AND CONDITIONS

1.                                      Administration.  You may designate a beneficiary in writing to the Company to receive payments under this Agreement following your death.  Such designation shall be provided in a format deemed acceptable by the Company. All decisions, determinations and interpretations of the Board in respect of this Agreement shall be made by the Board in good faith and be conclusive, final, and binding on all parties in the absence of manifest error.

2.                                      Restrictive Covenants.  You acknowledge and agree that, in exchange for being provided access to Confidential Information (as defined in Exhibit B hereto) and for other good and valuable consideration (including the award of the Transaction Bonus and the Supplemental Bonus hereunder), you desire and agree to be bound by the covenants and restrictions enumerated in Exhibit B.  As a condition of the award of the Transaction Bonus hereunder, you shall execute and return Exhibit B to the Company contemporaneously with your execution and return of this Agreement; failure to do so shall render this Agreement and the grant of the Transaction Bonus hereunder null and void.

3.                                      No Right to Employment.  Your employment with the Company or its affiliates is at will and terminable at any time without notice for any reason or no reason.  The execution of this Agreement or the payment of the Transaction Bonus or the Supplemental Bonus shall not be construed as giving you the right to be retained in the employ of the Company or its affiliates.

4.                                      No Right to Assign, Alienate or Transfer Award.  Neither the Transaction Bonus or the Supplemental Bonus shall be assigned, alienated or transferred to any person voluntarily or by operation of any law, including any assignment, division or awarding of property under state domestic law (including community property law).  If you shall endeavor or purport to make any such assignment, alienation or transfer of any amount provided for hereunder that is the subject of such assignment, alienation or transfer, then such amount shall cease to be payable to any person.

5.                                      Withholding.  All payments made to you (or your beneficiary or estate, in the event of your death) under this Agreement shall be subject to applicable withholding and deductions.  You (or your beneficiary or estate, in the event of your death) are solely responsible for any and all taxes related to any compensation or benefits provided to you.

6.                                      Section 409A.  Payments and benefits provided hereunder are intended to comply with Section 409A of the Code.  To the maximum extent necessary to comply with, or be exempt from, Section 409A of the Code, payments hereunder shall be considered transaction-based compensation under Treasury regulation §1.409A-3(i)(5)(iv)(A).  This Agreement shall be interpreted and construed consistent with such intent.  Each payment hereunder shall constitute a “separately identified” amount within the meaning of Treasury regulation §1.409A-2(b)(2).  Any payment which is conditioned upon your execution of a release and which is to be paid during a designated period that begins in one taxable year and ends in a second taxable year shall be paid in the second taxable year.  In the event the terms of this Agreement would subject you to taxes, penalties or interest under Section 409A of the Code (“409A Penalties”), the parties may by mutual agreement amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided, that in no event shall the Company or any of its affiliates or its advisors be responsible for any 409A Penalties that arise in connection with this Agreement or any amounts payable under this Agreement.

7.                                      Governing Law; Venue.  This Agreement (including without limitation all exhibits hereto) is governed by and will be construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.  The parties irrevocably consent to, and agree not to challenge, the exclusive jurisdiction and exclusive venue of the state and federal courts in the State of Delaware, and agree that any claim under this Agreement shall be brought exclusively in any such court.  You acknowledge and agree that you have been represented by counsel of your choice individually and have negotiated this provision regarding choice of law and venue and voluntarily agree to these terms.

8.                                      Mutual Arbitration Agreement.  Except for any disputes, controversies, or claims under Section 2 of Part IV or Exhibit B or disputes, controversies or claims that are not arbitrable pursuant to applicable law, each party hereto agrees that any disputes, controversies or claims relating to this Agreement shall be submitted for final and binding arbitration in New York, New York and resolved by a single neutral with the American Arbitration

Association (the “AAA”) then existing Employment Arbitration Rules and Mediation Procedures (the rules in effect as of the date of this Agreement can be found at this link:  https://www.adr.org/Rules).  Notwithstanding the foregoing, either party may in its, his, or her respective discretion pursue any and all claims arising under any provision of Section 2 of Part IV or Exhibit B in any court of competent jurisdiction in the State of Delaware, without being required to arbitrate such claims (whether they seek monetary damages, any form of injunctive relief or other remedies).

9.                                      Severability.  If any provision of this Agreement is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or would disqualify the Agreement under any law deemed applicable by the Company, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Company, materially altering the intent of the Agreement, such provision shall be deemed void, stricken and the remainder of the Agreement shall remain in full force and effect.

10.                               Entire Agreement.  The arrangement described in this Agreement (including without limitation all exhibits hereto) contains the entire agreement between the parties hereto, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties, including in respect of any contemplated or promised grants to you of restricted stock units or similar awards. No amendment to this Agreement shall be effective unless the amendment is approved in writing by you, the Company and A-A Mortgage.

11.                               Counterparts.  This Agreement may be executed in several counterparts, each of which will be deemed an original, and each of which may be delivered by facsimile, e-mail, portable document format (.pdf) or any other functionally equivalent electronic means, but all of which together will constitute one and the same instrument.

12.                               Confidentiality.  You understand, acknowledge and agree that you will keep the existence of this Agreement and its terms and conditions set forth herein completely confidential, except that the foregoing will not limit your ability to discuss the terms and conditions with your immediate family members, legal advisors or personal tax or financial advisors, provided that you give to each such person to whom disclosure is made notice of the confidentiality provisions of this Agreement and each agrees to keep the existence, terms and conditions of this Agreement fully confidential.  If you breach this confidentiality obligation, you will immediately forfeit your eligibility to the Transaction Bonus.

V.                                    DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified below:

“A-A Mortgage” means A-A Mortgage Opportunities, L.P., a Delaware limited partnership.

“Alternative Issuer” means (i) a parent holding company whose primary assets consist of equity securities of the Company, or (ii) a subsidiary holding company or other vehicle formed to facilitate a public offering of equity securities.

“Cause” has the meaning assigned to it in the Aris Mortgage Holding Company, LLC 2015 Profits Units Plan.

“Disability” has the meaning assigned to it in the Aris Mortgage Holding Company, LLC 2015 Profits Units Plan.

“Good Reason” means, without your consent: (i) a material diminution in your title or duties or responsibilities; (ii) a material reduction in your base salary or your annual cash bonus opportunity (other than an across-the-board reduction of ten percent (10%) or less applicable to all similarly situated employees); or (iii) a requirement by the Company or its Affiliate to relocate your principal office to an office more than fifty (50) miles from your current principal office located in Thousand Oaks, California; provided, further, that you must provide written notice to the Company of the existence of Good Reason no later than thirty (30) days after the initial occurrence of such event and the Company shall have a period of sixty (60) days following its receipt of such written notice during which it may remedy in all material respects the Good Reason condition identified in such written notice.  Notwithstanding the foregoing, (A) in the event that the Company reasonably believe that you may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend you from performing your duties with pay hereunder for a period of up to sixty (60) days, and in no event shall any such suspension constitute an event pursuant to which you may terminate employment with Good Reason; provided, that, no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension and (B) the following shall not in and of themselves constitute “Good Reason”: (I) a Sale; (II) the Company or any of its Affiliates becoming a subsidiary in connection with a Sale; (III) any changes pursuant to which “back office” functions or administrative support (such as human resources and finance) are provided by employees that are not dedicated solely to, not reporting directly to, or not reporting directly within the Company or their respective subsidiaries; (IV) any changes in reporting structure that would require you to report to a new supervisor (such as a committee or a general manager) in connection with a Sale; (V) changes to your authority, reporting responsibilities, or duties arising solely by reason of the Company or any of its Affiliates ceasing to be a public company in connection with a Sale; or (VI) changes resulting from your acceptance in writing of new employment terms and conditions or compensation or benefits in connection with a Sale.

“Gross IPO Pool” means the product of (i) ten percent (10%) and (ii) the Gross IPO Value.

“Gross IPO Value” means the IPO Implied Value, less any underwriting costs, discounts and commissions paid or payable in connection with the IPO assuming all of the Company’s or, if applicable, the Alternative Issuer’s equity securities are sold in the IPO or other costs or expenses (including taxes) incurred in connection with the IPO or distribution of the proceeds therefrom (including, for the avoidance of doubt, (i) closing, management, consulting, transaction, success, incentive or similar fees payable to the Investor or any of its affiliates or (ii) fees, payments or other amounts received in connection with transactions with the affiliates of the Investor), plus any distributions or dividends (other than tax distributions) paid by the Company prior to the IPO, less the aggregate value, as of the date of the IPO, of all Investor Investments.

“Gross Sale Proceeds” means the Sale Proceeds, less the aggregate amount of all fees and expenses (including taxes), incurred by the Company or the Investor or for or on behalf of the Company or the Investor, in connection with the negotiation, preparation, execution, and consummation of any Sale and distribution of related proceeds, plus any distributions or dividends (other than tax distributions) paid by the Company prior to the Sale, less the aggregate value, as of the date of the Sale, of all Investor Investments.

“Gross Sale Proceeds Pool” means the product of (i) ten percent (10%) and (ii) the Gross Sale Proceeds.

“Investor” means A-A Mortgage and each of its affiliates, and any investment fund or other collective investment vehicle whose investment activities are managed, or which is advised as to its investment activities, directly or indirectly, by Apollo Global Management, Inc. or by one or more of Apollo Global Management, Inc.’s affiliates and which invests in the Company (including any successors or assigns of any such manager).  For the avoidance of doubt, Athene Holding Ltd. and Athora Holdings, Ltd. and each of their respective subsidiaries and controlled affiliates shall be deemed affiliates of the Company and A-A Mortgage for the purposes of this definition.

“Investor Investments” means investments in an aggregate amount equal to $499,269,999.97 made by the Investor in the Company and any additional investment (whether in cash or in kind) in units hereafter made by the Investor in the Company, but excluding (i) any purchases or repurchases of units of the Company on any securities exchange or any national market system after an IPO and (ii) any investment, whether in cash or in kind, in units of the Company which is a reinvestment of a prior distribution to the Investor and is designated as a reinvestment by the Company, in each case as determined by the Board in its sole discretion.

“IPO” means the closing of the first underwritten public offering of and sale of the Company’s or the Alternative Issuer’s equity securities (other than on Forms S-4 or S-8 or their equivalent), pursuant to an effective registration statement under the Securities Act of 1933, as amended.

“IPO Implied Value” means, as of the date of the IPO, the aggregate fair market value of the Company’s, equity securities, calculated based on the price at which equity securities of the Company or the Alternative Issuer’s equity securities, as applicable are initially offered for sale to the public by the underwriters in the IPO.

“Retirement” means a voluntary resignation from employment after attaining age sixty-five (65) and five (5) years of continuous service with the Company and its Affiliates.

“Sale” means (i) the Transfer of all or substantially all of the Company’ assets to a Third Party, (ii) the Transfer of outstanding Units to a Third Party, or (iii) a business combination involving the Company and one or more additional Persons by means of merger, consolidation, scheme of arrangement, amalgamation, share exchange or similar transaction, in each case in clauses (ii) and (iii) above under circumstances in which a Third Party, immediately after such transaction, holds fifty-one percent (51%) or more of the voting power of the outstanding Units of the Company or securities of the surviving or resulting Person, as the case may be, immediately following such transaction and in which the holders of the voting power of the outstanding Units, immediately prior to such transaction, hold less than fifty percent (50%) in voting power of the outstanding Units of the Company or securities of the surviving or resulting Person, as the case may be, immediately following such transaction.  A sale (or multiple related sales) of one or more Subsidiaries, if any, of the Company (whether by way of merger, consolidation, reorganization or sale of all or substantially all of the assets or securities or otherwise) which constitutes all or substantially all of the consolidated assets or revenues of the Company shall be deemed a Sale; provided, that such transaction constitutes a change in control event pursuant to Treasury regulation 1.409A-3(i)(5)(v), (vi), or (vii)).  For purposes of the definition of “Sale,” all terms used but not defined therein shall have the respective meanings assigned to them in the Amended and Restated Limited Partnership Agreement of the Company (as may be amended or restated from time to time).

“Sale Proceeds” means, in connection with the Sale, without double counting, the sum of (i) all amounts received by the members of the Company in respect of the units or other equity interests of the Company held by members of the Company, whether such amount is in cash, securities or otherwise, including, without limitation, all dividends and other distributions, including assets, all proceeds received from the sale of such units, and all proceeds otherwise received from the Sale including the amount of any contingent payments actually paid to members of the Company following the Sale (e.g., release of escrow, release of any holdback amount and earn-out payment) and (ii) the value of any units or other equity interests of the Company retained or held by members of the Company immediately after the Sale in respect of the units or other equity interests of the Company held by such members immediately prior to the Sale; provided that, in each case, the value of any non-cash consideration, or any units or other interests of the Company shall be the fair market value of such non-cash consideration or such units or other interests of the Company as reasonably determined by the Board (whose determination of fair market value will be deemed reasonable with respect to any consideration in the form of debt, promissory notes, coupons, or other instruments if valued based on the face amount of the applicable instrument); provided, further, that Sale Proceeds shall not include (i) closing, management, consulting, transaction, success, incentive or similar fees payable to the Investor or any of its affiliates, (ii) fees, payments or other amounts received in connection with transactions with the affiliates of the Investor, or (iii) any units or other equity or equity-based interests of the Company granted, awarded, or issued to any employee or other service provider in connection with or following the Sale.

Very truly yours,

ARIS MORTGAGE HOLDING COMPANY, LLC

By:
Name:
Title:

A-A MORTGAGE OPPORTUNITIES, L.P.

By:
Name:
Title:

EMPLOYEE:

By signing in the space provide below, you hereby accept this Agreement and agree to the terms and provisions of this Agreement.

James Furash

Date

[Signature Page to Transaction Bonus and Supplemental Bonus Letter Agreement]

EXHIBIT A-1 / EXHIBIT A-2

[To Populate Individual-Specific Information]

EXHIBIT B

1.             Restrictive Covenants.

(a)           Subject to Section 2 below, you shall treat all Confidential Information (as defined below) as strictly confidential and will not, except as required in the performance of your authorized employment duties to the Company and its affiliates or with the written authorization of any of the Company’s managers in each instance, directly or indirectly, in whole or in part, access, use, copy, or remove (from the Company’s or its affiliate’s premises or control), or disclose, publish, communicate, or make available to any entity or Person other than to the Company’s and its affiliates’ employees and consultants having a need to know and who have been authorized by the Company to receive and use, any Confidential Information.  Any authorized disclosure by you of any Third Party Information (as defined below) shall comply with the terms of the Company’s or its affiliate’s agreement with the applicable third party.  Subject to Section 2 below, you shall promptly notify the Company, in writing, of any unauthorized disclosure, misappropriation, or misuse of Confidential Information that you become aware of.  You understand and acknowledge that Confidential Information and the Company’s and its affiliates’ ability to reserve it for the exclusive knowledge and use of the Company and its affiliates is of great competitive importance and commercial value to the Company and its affiliates and improper access, use, copying, removal, or disclosure of Confidential Information or violation of any policy of the Company or any of its affiliates by you might cause the Company to incur financial costs, loss of business advantage, liability, civil damages, and criminal penalties and may lead to disciplinary action by the Company and its affiliates, up to and including legal action and your immediate termination.  Your obligations hereunder with respect to any particular Confidential Information shall commence immediately upon your first access to such Confidential Information (whether before or after the beginning of your employment by the Company and its affiliates) and shall continue during and after your employment by the Company and its affiliates until such time as such Confidential Information has become public knowledge other than as a result of a breach of this Agreement by you or by those acting in concert with you or on your behalf.  “Develop” means to create, prepare, produce, author, edit, amend, invent, conceive, develop, assemble, or reduce to practice or, in the case of works of authorship, to fix in a tangible medium of expression. “Confidential Information” means any and all confidential, secret, proprietary, or otherwise nonpublic documents, materials, and other information, in tangible and intangible form, of and relating to the Company, its affiliates and their business (including information Developed by you in the course of your employment) or third parties associated with the Company and its affiliates (including existing and prospective customers, suppliers, investors, licensors, licensees, partners, collaborators, vendors, distributors, and buyers) (“Third Party Information”) and includes all information that would appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used; provided, however, that Confidential Information does not include any of the foregoing items to the extent the same became publicly known and made generally available through no wrongful act of you or others nor does it include your compensation.

(b)           You acknowledge that, the Company and its subsidiaries (the “Protected Companies”) have a protectable interest in their respective trade secrets, Confidential Information and goodwill and that in the course of your service with the Protected Companies you will or will have become familiar, with the Protected Companies’ trade secrets and with other Confidential Information concerning the Protected Companies and that your services have been and will be of special, unique and extraordinary value to the Protected Companies.  You agree that if you were to become employed by, or substantially involved in, the business of a competitor of the Protected Companies during the Restricted Period, it would be very difficult for you not to rely on or use the Protected Companies’ trade secrets and Confidential Information.  To protect such trade secrets and Confidential Information and the Protected Companies’ relationships and goodwill with customers, during the Restricted Period, you will not directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, or participate in the financing, operation, management or control of, any Competing Business (as defined below).  Nothing herein shall prohibit you from (i) being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded, so long as you have no active participation in the business of such corporation, or (ii) providing services to a subsidiary, division or affiliate of a Competing Business if such subsidiary, division or affiliate is not itself engaged in a Competing Business and you do not provide services to, or have any responsibilities regarding, the Competing Business.

(c)           During the Restricted Period (as defined below), you shall not, directly or indirectly, whether through any third party or otherwise, recruit, solicit, induce, or otherwise encourage any employee of the Protected Companies who has up to the time of the date of your termination of employment or engagement with the Company or an affiliate thereof, or within the twelve (12) months prior to such date,   been an employee of the Protected Companies to accept an employment or independent contractor or other business relationship with an employer or entity or Person other than the Protected Companies.

(d)           During the Restricted Period, you shall not, for your own account, or for the account of any other Person, call upon any Person to whom any of the Protected Companies has sold, in the calendar year preceding the year in which your termination of employment or engagement with the Company or an affiliate thereof occurs, $10,000,000 or more in loans secured by real estate on the secondary mortgage market during the Restricted Period for the purpose of soliciting or selling products or services in competition with the products or services provided by the Protected Companies within the Restricted Area (as defined below).  In addition, during the Restricted Period, you shall not induce any customer of the Protected Companies who has up to the time of the date of your termination of employment or engagement with the Company or an affiliate thereof been a customer of the Protected Companies because (i) such Person has purchased, in the calendar year preceding the year in which your termination of employment or engagement with the Company or an affiliate thereof occurs, a mortgage from any of the Protected Companies, or (ii) any of the Protected Companies has sold, in the calendar year preceding the year in which your termination of employment or engagement with the Company or an affiliate thereof occurs, $10,000,000 or more in loans secured by real estate on the secondary mortgage market to such Person, in each case, during the Restricted Period within the Restricted Area to cease or refrain from doing business in whole or in part with the Protected Companies.

(e)           Subject to Section 2 below, during the course of your employment, you shall not (i) make, publish, or communicate, to any entity or Person or in any public forum, any defamatory or disparaging remarks, comments, or statements concerning the Company, its affiliates or their businesses, products, services, or existing and prospective customers, suppliers, investors, and other associated third parties, (ii) make disparaging remarks which would violate your fiduciary duties as an employee of the Company and its affiliates, or (iii) make any maliciously false statements about the officers or employees of the Company or its affiliates.

(f)            For purposes hereof, the following phrases and terms have the meanings set forth below:

(i)            “Competing Business” means a Person that at any time during your period of service, or any time during the twelve (12) month period following the date of your termination of employment or engagement with the Company or an affiliate thereof anywhere in the Restricted Area (i) engages in the business of originating acquiring, holding, selling, transferring, securitizing or hedging loans secured by real estate, (ii) engages in the business of servicing such loans, or acquiring or holding the rights to service such loans, including engaging in such activities with respect to (A) loans transferred to, serviced for, holding servicing rights with respect to, or directly or indirectly insured by, an agency, (B) securitizations or other secondary market activity guaranteed by or otherwise involving a governmental body, including an agency, and (C) private label, non-conforming and other non-agency loans, securitizations and secondary market activity, (iii) engages in any significant business conducted by the Protected Companies as of the date of your termination of employment or engagement with the Company or an affiliate thereof, or (iv) engages in any significant business the Protected Companies conduct in the twelve (12) month period after the date of your termination of employment or engagement with the Company or an affiliate thereof (provided that as of the date of your termination of employment or engagement with the Company or an affiliate thereof, to your knowledge, such business has been discussed as a business that the Protected Companies reasonably contemplate engaging in within such twelve (12) month period).

(ii)           “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer or licensor of technology.

(iii)          “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(iv)          “Restricted Area” means anywhere in the United States and elsewhere in the world where the Protected Companies carry on or engage in business or discussed and prepared to carry on or engage in business as of the date of your termination of employment or engagement with the Company or an affiliate thereof, provided that as of the date of your termination of employment or engagement with the Company or an affiliate thereof, to your knowledge, such area has been discussed as a market that the Protected Companies reasonably contemplate engaging in within the twelve (12) month period following the date of your termination of employment or engagement with the Company or an affiliate thereof and provided a Protected Company carries on a like business there.

(v)           “Restricted Period” means the period beginning on the date your employment or service commences and through and including the date that occurs twelve (12) months following the date of your termination of employment or engagement with the Company or an affiliate thereof, provided, however, that if this Agreement terminates on the Outside Date in accordance with its terms, then the Restricted Period shall end on the Outside Date.  Notwithstanding the foregoing, in the event that you challenge the validity of any of the covenants in this Section 1, the Restricted Period shall be automatically extended for a number of days equal to the number of days elapsed during the pendency of litigation challenging the validity of the covenant, provided that the Protected Companies are successful on the merits in any such litigation.

(g)           The parties agree that in the event any of the prohibitions or restrictions set forth in this Section 1 are found by a court or arbitrator of competent jurisdiction to be unreasonable or otherwise unenforceable, it is the purpose and intent of the parties that any such prohibitions or restrictions be deemed modified or limited so that, as modified or limited, such prohibitions or restrictions may be enforced to the fullest extent possible.

2.             Protected Disclosures.

(a)           Notwithstanding anything in this Agreement to the contrary, you understand and agree that nothing in this Agreement shall or shall be construed to:

(i)            prohibit you, confidentially or otherwise, from communicating or filing a charge or complaint with, participating in, or giving other disclosures to a governmental or regulatory entity (including, without limitation, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General), in each case without receiving prior authorization from, or having to disclose any such conduct to, the Company;

(ii)           prohibit you from responding if properly subpoenaed or otherwise required to do so under applicable law, provided that such disclosure does not exceed the extent required by such law and you promptly provides written notice of any such order to the Company within twenty-four (24) hours of receiving such order and allow the Company and its Affiliates, in their sole discretion, to seek a protective order or other appropriate remedy;

(iii)          limit your right to receive an award for information provided to any governmental agency, including under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

(iv)          prohibit you from testifying in an administrative, legislative, or judicial proceeding regarding alleged criminal conduct or sexual harassment when you have been required or requested to attend a proceeding pursuant to court order, subpoena, or written request from an administrative agency or legislature; prevent the disclosure of factual information relating to claims of sexual assault, sexual harassment, harassment or discrimination based on sex, failure to prevent harassment or discrimination based on sex, or retaliation against a person for reporting an act of harassment or discrimination based on sex, as those claims are defined under the California Fair Employment and Housing Act, to the extent the claims are filed in a civil or administrative action and to the extent such disclosures are protected by law; or

(v)           restrict or impede you from discussing the terms and conditions of your employment or otherwise exercising your rights under Section 7 of the National Labor Relations Act.

(b)           The Company hereby notifies you that U.S. federal law provides that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official (either directly or indirectly) or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nothing in this Agreement limits or otherwise affects any such rights or creates liability for any such protected conduct.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except pursuant to court order.

EMPLOYEE:

By signing in the space provide below, you hereby accept the terms of this Exhibit B and agree to the terms and provisions of Exhibit B.

James Furash

Date